Exhibit 99.2
                                                                    ------------

                      LETTER FROM BROKERS OR OTHER NOMINEES
                              TO BENEFICIAL OWNERS

                 UP TO 1,248,157 SHARES OF CLASS A COMMON STOCK
                   OFFERED PURSUANT TO WARRANTS DISTRIBUTED TO
                     STOCKHOLDERS OF THE MORGAN GROUP, INC.

To Our Clients:

         Enclosed for your consideration is a Prospectus, dated _________, 2001, relating to the offer by The Morgan Group, Inc.(the "Company") of shares of Class A Common Stock, $.015 par value (the "Class A Common Stock"), pursuant to warrants (the "Warrants") distributed to holders of record ("Record Holders") of shares of the Company's Class A Common Stock as of the close of business on ___________, 2001 (the "Record Date"). The Warrants are described in the Prospectus and are evidenced by a Warrant Certificate registered in our name and held for your account.

         As described in the Prospectus, you will receive one Warrant for each share of Class A Common Stock held by us in your account as of the Record Date. You are entitled to purchase one (1) share of the Class A Common Stock for each Warrant granted to you at the exercise price of $9.00 per share (the "Warrant Exercise Price"). The Warrant Exercise price will be reduced to $6.00 per share during a reduction period of at least 30 days to be set by the Company's Board of Directors.

         THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF CLASS A COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. ANY EXERCISE OF THE WARRANTS MAY ONLY BE MADE BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to exercise your warrants and purchase any shares of Class A Common Stock pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read these documents carefully before instructing us to exercise any Warrants.

         The Warrants cannot be sold.

         The Warrants will expire at 5:00 p.m., New York City Time, on ____________, 2006, unless extended by the Company. Once you have exercised a Warrant, such exercise may not be revoked.

         If you wish to have us, on your behalf, exercise Warrants for any shares of the Class A Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the accompanying this letter.


         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE TRANSFER AGENT, TOLL FREE AT (800) 777-0800.